DE BEIRA GOLDFIELDS INC.
30 Ledgar Road, Balcatta 6021
Perth, Western Australia, Australia
Tel: +61 (08) 9240 1377 - Fax: +61 (08) 9240 2406

Press Release

DE BEIRA IDENTIFIES KLAUS ECKHOF, PRESIDENT AND DIRECTOR OF MOTO GOLDMINES AS INVESTOR OF US$2,000,000 at US$4.20 PER SHARE

Perth, Western Australia, Australia - May 24, 2006 - DE BEIRA GOLDFIELDS INC. (“DE BEIRA” or the “Company”) (NASD OTCBB: DBGF; Frankfurt: D1Q; WKN: A0JDS0) is pleased to announce that Klaus Eckhof, President and Director of MOTO Goldmines will invest US$2,000,000 in the Company’s previously reported private placement at US$4.20 per share.

“It’s a pleasure to support Reg Gillard in his latest exploration and mining ventures in the unexplored Colombian Andes,” commented Klaus Eckhof. “In the past 19 years we have worked together very successfully in Australia and in particular, frontier countries like Ghana or the Congo where the first mover status has always been very fruitful. With a view to develop a significant resource in Colombia and other acquisitions looming, I am very pleased to become a shareholder in Debeira Goldfields.”

About DE BEIRA GOLDFIELDS INC.

DE BEIRA is a Nevada based mineral exploration company. The Company has recently initiated a new program to evaluate undervalued assets for potential addition to its mineral claim portfolio.

The Company has recently entered into an agreement to earn up to 70% interest in the Titiribi Gold / Copper project in Colombia, South America. The agreement with the Goldplata Group of companies allows De Beira to earn an initial interest of 65% by sole funding US$8 million exploration expenditure within a 3 year period. After earning 65%, De Beira can elect to sole fund further expenditure in order to earn another 5% (giving it a total interest of 70%). The additional interest will be earned upon the earlier of completing a bankable feasibility study or spending a further US$12 million, both within a period of no more than 3 years.

The Titiribi Mining District is located 70km southeast of Medellin, Colombia. It comprises an important historic gold - silver producing region with excellent infrastructure and a mining history extending over the last 200 years.

Mining operations focussed historically on high grade (>15g/t Au) gold - silver replacement mantos and fault controlled veins hosted within sedimentary rocks.

Limited modern exploration was undertaken by various companies (Ace Resources Ltd and Goldfields of South Africa) who during the period of sub US$300 gold price delineated a low grade Au-Cu resource. Goldfields drilled 2,500m and estimated a drill indicated resource (not to F43 101) of 220 million tonnes @ ~ 1g/t Au (Au + Cu equivalent) for ~ 7 million oz (porphyry associated Au-Cu-Ag-Mo mineralisation).

As an exploration project the Titiribi area can be considered an under explored, district scale mineral system with a long term proven high grade production history. As high grade (>15g/t Au) mining ceased in the late 1930s’, there is significant potential, with modern methods, to delineate resources with grades of up to 5 g/t Au which in present circumstances could be converted to mineable deposits.

The Company has identified several target zones for an immediate drilling program, and expects to fast track the drilling programs subject to completion of a 30 day due diligence period.

This Press Release may contain, in addition to historical information, forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections or implied results. Please refer to DE BEIRA’s filings with the Securities and Exchange Commission for a summary of important factors that could affect DE BEIRA’s forward-looking statements. DE BEIRA undertakes no obligation to revise these statements following the date of this press release.

DE BEIRA GOLDFEILDS INC.

Per: “Reg Gillard”

_____________________________
Reg Gillard, Director